Exhibit 16.1
August 22, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We have read the statements made by Hanover Compressor Company and Exterran Energy Solutions, L.P. (formerly known as Hanover Compression Limited Partnership) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Hanover Compressor Company and Exterran Energy Solutions, L.P. dated August 20, 2007. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,
PricewaterhouseCoopers LLP

Item 4.01	Changes in Registrant’s Certifying Accountant.
     On August 20, 2007, Hanover Compressor Company (“Hanover”) and Exterran Energy Solutions, L.P. (formerly known as Hanover Compression Limited Partnership (“HCLP”)) (together, the “Companies”) dismissed PricewaterhouseCoopers LLP (“PwC”) as the Companies’ independent registered public accounting firm, as approved by the Audit Committee of Hanover’s Board of Directors.
     PwC’s reports on Hanover’s financial statements for the past two fiscal years and HCLP’s financial statements for the year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
     During the two most recent fiscal years and through August 20, 2007, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on Hanover’s financial statements for such years and HCLP’s financial statements for the year ended December 31, 2005.
     During the two most recent fiscal years and through August 20, 2007, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v).
     The Companies have provided PwC with a copy of the above disclosures and requested that PwC furnish the Companies with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the foregoing statements. A copy of the letter from PwC is filed herewith as Exhibit 16.1.
     On August 20, 2007, the Audit Committee approved the appointment of Deloitte & Touche LLP (“Deloitte”) as the Companies’ independent registered public accounting firm for fiscal year 2007. During the Companies’ two most recent fiscal years and through August 20, 2007, the Companies did not consult Deloitte with respect to any of the matters or events listed in Regulation S-K Item 304(a)(2).